Exhibit 99.1

N E W S B U L L E T I N FROM:	RE: Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

IMMEDIATE RELEASE:

November 4, 2009

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR FOURTH QUARTER AND FISCAL 2009

Balance Sheet Restructuring Completed

Total Fiscal 2009 Revenue of $667 Million

Fiscal Year EBITDA of $105 Million Consistent with Forecast

SOUTH JORDAN, UTAH, November 4, 2009 (NYSE: HW) – HEADWATERS INCORPORATED, a diversified growth company dedicated to improving sustainability by transforming underutilized resources into valuable products, today announced results for its fourth quarter and fiscal year ended September 30, 2009. Total revenue for the fourth fiscal quarter of 2009 was $187.6 million, compared to $235.1 million for the September 2008 quarter. Gross profit was $50.1 million in the September 2009 quarter as compared to $64.1 million in the September 2008 quarter. The net loss in the September 2009 quarter was $(19.7) million, or $(0.40) per diluted share, which compares to a net loss of $(184.1) million or $(4.46) per diluted share in the September 2008 quarter. The September 2009 quarter includes a pre-tax loss of $22.4 million related to the Company’s convertible debt for equity exchange, and the September 2008 quarter includes a goodwill impairment charge of $205.0 million.

Highlights include:

•	Completed balance sheet restructuring creating up to $140 million of liquidity and extending debt maturities

•	Implemented three new fly ash contracts that should generate $14 million of revenue in 2010

•	2009 fourth quarter EBITDA for our accessory and block product categories exceeded 2008 by 16%, a sign of stabilization and cost savings in our light building products group

•	Reduced total fixed costs in our coal cleaning business by 40%, positioning the business for positive cash flow contribution in 2010

CEO Commentary

“During the fourth quarter, our end markets began to stabilize,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Normally, the fourth quarter revenues from our heavy construction materials business are higher than the immediately preceding third quarter. The 2009 fourth quarter rate of improvement when compared to the third quarter was more than double the prior three year average.”

“Importantly, we completed the recapitalization of our balance sheet, eliminating near term liquidity issues and substantially reducing our financial risk. We have a sound capital structure and are positioned to focus our resources on profitable growth initiatives. The efficiency and expense reductions we implemented in 2009 are working, providing us with operating leverage as the economy recovers and our revenue begins to trend in a positive direction,” concluded Mr. Benson.

Financial Results for the Year Ended September 30, 2009

Headwaters’ total revenue for the year ended September 30, 2009 was $666.7 million, compared to $886.4 million for the year ended September 30, 2008. Gross profit was $146.5 million for 2009, down from $232.8 million in 2008. The net loss for 2009 was $(415.6) million, or $(9.59) per diluted share, which compares to a net loss of $(169.7) million or $(4.10) per diluted share for 2008. The Company recognized goodwill impairment charges of $465.7 million and $205.0 million in 2009 and 2008, respectively.

Earnings per Share – Excluding Unusual Items

In addition to goodwill impairment charges in 2008 and 2009, unusual items in fiscal 2008 included the termination of Headwaters’ Section 45K business as of December 31, 2007, and the sale of its mortar/stucco business in early fiscal 2008. Headwaters retired $35 million of its long term debt in July 2009 in exchange for $27 million of its stock. Although the face amount of the debt retired exceeded the market value of the shares issued in the exchange by $8 million, the Company recognized an inducement expense in the amount of $22.4 million. Diluted loss per share for the year ended September 30, 2009 excluding these unusual items was $(0.07). Operating results excluding these unusual items are summarized in the accompanying Condensed Consolidated Statements of Operations.

Business Segment Performance

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and construction products while creating significant environmental benefits.

Revenues from the heavy construction materials segment in the September 2009 quarter were $81.2 million, a decline of $11.1 million from the September 2008 quarter. Fly ash continues to increase its rate of substitution in concrete mix designs relative to portland cement, but demand for concrete has declined due to lower infrastructure spending. However, revenue in the fourth quarter exceeded that of the third quarter by 26%, more than double the three year average increase for a fourth quarter. In the September 2009 fourth quarter, we experienced the beginning of stimulus spending and increased revenue from service contracts. As a result of the lower revenue from fly ash sales, gross profit declined, but due to our cost saving initiatives, gross margins increased to 31% in the September 2009 quarter from 30% in the comparable 2008 quarter. Headwaters has identified approximately $12.0 million of annual savings through continuous improvement lean initiatives, realizing approximately $6.0 million in cost savings in the 2009 fiscal year. Operating income margins were approximately 23% in the fourth quarter of both 2009 and 2008.

A majority of Headwaters Resources’ revenue is generated from sales of fly ash which is used as a substitute for portland cement in major construction projects. Approximately 65% of the end market for fly ash is infrastructure spending and we believe that the decline in 2009 revenue is related to the softness in this end market. However, the Federal stimulus bill passed this year allocated over $48 billion to construction projects, and little of the money has been spent so far in 2009. We believe that in the 2010 construction season stimulus spending will significantly increase, leading to incremental demand for fly ash.

For every ton of fly ash substituted for portland cement there is a one ton reduction in CO2 emissions. To further its efforts to reduce CO2 emissions, the Company entered into a joint venture with the University of Utah to provide CO2 sequestration services through Headwaters Clean Carbon Services LLC (HCCS). On September 29, 2009, the U.S. Department of Energy awarded HCCS a three year contract to develop a suite of risk assessment tools for evaluating CO2 storage projects. HCCS will be assisted by the University of Utah, Marsh Risk Consulting and Los Alamos National Laboratory on this project which is valued at $2.4 million, including cost share.

HCCS is also planning to participate in a CO2 capture and storage project in Kansas. On October 2, 2009, the U.S. Department of Energy announced that the University of Utah had been selected to negotiate a $3 million award for Phase 1 of that project. Phase 1 is expected to last for a period of seven months and encompasses work ranging from project definition activities through preliminary design and permitting.

Light Building Products Segment

Headwaters’ light building products segment is a national market leader in a large variety of building products, including vinyl siding accessories and manufactured architectural stone, often using recycled materials to improve sustainability. Headwaters also holds a leading regional market position in manufacturing and marketing concrete block and brick. Headwaters has an established track record of developing innovative new products for the building products industry, such as the new cellular PVC trim board product introduced earlier this year.

Revenues from Headwaters’ light building products business in the September 2009 quarter were $91.5 million, a decrease of 23% from $119.4 million in the September 2008 quarter. Despite the significant decline in revenues, gross margins increased to 28.4% in the September 2009 quarter from 25.7% in the September 2008 quarter, and operating margins increased to 7% in the September 2009 quarter from 6% in the September 2008 quarter (excluding the goodwill impairment charge recorded in the September 2008 quarter). Headwaters believes the improved margins are the result of efficiencies and cost reduction measures implemented over the past several quarters. In 2009, the Company implemented cost reduction measures with total annualized savings of over $20 million. Approximately 70% of these savings were realized in 2009.

Headwaters’ regional concrete block product experienced a record fourth quarter and continues to have improved operating margins. In addition, sales through our primary remodeling wholesale channel in the Northeast and South Central regions of the country experienced increased revenue year-over-year in the month of September for the first time in several years. While the Company views these results as distinct evidence that the end markets for these products are stabilizing, it does not anticipate a meaningful turnaround in the light building products industry until well into calendar 2010. Nevertheless, the Company believes that the light building products segment will achieve higher year-over-year EBITDA comparisons in 2010 due to its cost saving initiatives.

Energy Technology Segment

Headwaters Energy Services adds value to coal while helping to protect the environment by upgrading waste coal into a marketable product, converting coal into liquid fuels, and utilizing waste heat from a coal-fired power plant in the production of ethanol.

Revenues from coal sales in the September 2009 quarter were $11.5 million, compared to $17.9 million in the September 2008 quarter. Headwaters sold 354,000 tons of coal in the September 2009 quarter, compared to 447,000 tons (including 80,000 tons in tolling operations) in the September 2008 quarter. Average revenue per ton sold in the September 2009 quarter was $33 compared to $48 in the September 2008 quarter. Revenue per ton in the September 2009 quarter declined from the September 2008 quarter due to the decline in metallurgical coal sales, the mix in regional sales, and a general softness in thermal coal prices.

In response to soft coal market conditions in 2009, Headwaters temporarily idled four facilities to align production to sales and to concentrate production in fewer facilities, merged its coal cleaning and fly ash businesses and focused on reducing fixed costs. These steps resulted in a 50% reduction in SG&A, and a 40% reduction in total fixed costs, substantially reducing the breakeven point for the coal cleaning business. The Company believes that these cost reductions combined with a stronger coal market in 2010 will result in positive EBITDA in its coal cleaning operations in 2010.

The Company believes that the output from its coal cleaning operations sold into the U.S. steam market for the generation of electricity should qualify for Section 45 tax credits. However, the ability to claim credits is dependent upon a number of conditions, and to date the IRS has issued very little public guidance about how this tax credit program will be administered and restrictions on the availability of such credits. We understand that the IRS may be providing guidance in the near future, but we do not know how any such guidance will affect our ability to recognize tax credits.

The Company’s joint venture ethanol plant and Korean hydrogen peroxide facility generated over $2.0 million of equity earnings during the fourth quarter. At its ethanol plant, the Company is currently installing equipment to capture oil from corn feedstock which will enable it to market three products in 2010: ethanol from corn starches, oil for conversion to biodiesel, and high protein cattle feed. The Company expects continued profitability from these joint ventures in 2010.

Actual Results Compared to Forecast

EBITDA for the twelve months ended September 30, 2009 of $105.4 million was within the range that was previously forecasted of $100 million to $120 million. Excluding the effects of the March 2009 goodwill impairment and the July 2009 expense associated with the exchange of equity for convertible debt, Headwaters’ fully diluted loss per share for the Company’s fiscal 2009 year would have been $(0.07) per diluted share. The primary difference between the low end of the forecasted loss per share range and the reported amount of $(0.07) was primarily the effect of the decrease in our effective tax rate and actual results being at the low end of our EBITDA range.

Balance Sheet Restructuring

“The completion of our balance sheet recapitalization is among the most noteworthy achievements in fiscal 2009,” stated Steven G. Stewart, Headwaters’ Chief Financial Officer. “We have created up to $140 million of liquidity, including a cash balance of approximately $70 million and an undrawn ABL of $70 million. We eliminated EBITDA covenant obligations associated with our retired Term B debt. We have substantially lowered our overall financial risk and improved our operating flexibility, as we continue to work through the recession in anticipation of the long awaited recovery.”

Headwaters’ recapitalization consisted of the following actions:

•	Exchanged 8.4 million shares of stock for $35 million of convertible debt

•	Raised $37 million from the sale of stock and repaid $35 million of Term B debt

•	Entered into a $70 million asset based revolving credit facility, subject to borrowing base and other limitations

•	Issued $328 million of senior secured notes with net cash proceeds of $317 million

•	Repaid in full our Term B debt and related cash flow revolver

•	Repaid $71.6 million in convertible debt that was expected to be put to Headwaters in 2011

The new senior notes do not have any EBITDA performance covenants, providing for increased flexibility and reduced financial risk. The ABL has a fixed charge coverage test conditioned upon 50% ABL utilization. We will continue to strengthen our balance sheet and reduce our leverage as the economy recovers and our operations generate higher levels of cash flow.

The components of our debt as of October 31, 2009, following all of the above described transactions, are shown in the following table:

(in millions)	Amount Outstanding		Interest Rate		Maturity or Put Date
Senior secured notes		$328.3	11.375%		November 2014
Asset based loan facility ($70.0 million limit)		$0.0	Libor plus 4.25%		October 2013
Convertible senior subordinated notes	$ $ $	48.3 120.9 27.4	16 2.5 14.75	% % %	June 2012 February 2014 February 2014
Total		$524.9

Headwaters had approximately $70 million of cash on hand at October 31, 2009, and has no debt repayment requirements until 2012, the put date of the 16% convertible senior subordinated notes. The Company intends to use cash on hand and cash generated from operations to retire the 16% convertible debt. Headwaters was in compliance with all debt covenant requirements, as amended, at September 30, 2009 and is currently in compliance with all new debt requirements.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (TTM) EBITDA. Pro forma ratios for September 30, 2009 were calculated using the debt balances outstanding following the balance sheet restructuring discussed above. The debt used in the pro forma ratios is net of the $50 million generated from the restructuring.

	9/30/07	9/30/08	Actual 9/30/09	Pro forma 9/30/09
Current Ratio	1.88	2.08	1.65	1.65
Total debt to TTM EBITDA	1.82	3.88	4.41	4.56
Senior secured debt to TTM EBITDA	0.72	1.54	1.87	3.17
TTM EBITDA (in millions)	$301.2	$142.1	$105.4	$105.4

Headwaters’ TTM EBITDA is calculated as follows:

(in millions)	9/30/07	9/30/08	9/30/09
Net Income (Loss), including $29.3 million of gains realized on the exchange of convertible debt in 2009	$20.1	$(169.7)	$(415.6)
Net Interest Expense	31.1	23.8	39.0
Income Taxes, as defined	69.8	2.2	(76.2)
Depreciation and Amortization, as defined	82.2	74.2	71.7
Impairments, as defined	98.0	211.6	464.1
Inducement loss on debt to equity exchange	0.0	0.0	22.4
TTM EBITDA	$301.2	$142.1	$105.4

2010 Forward Looking Data

The following table presents adjusted EBITDA for the trailing twelve months ended September 30, 2009 and uses adjusted 2009 EBITDA as the beginning number for a bridge to forecasted 2010 EBITDA. EBITDA is computed consistent with the historical methodology used in the previous table.

(in millions)	TTM 9/30/2009	TTM Forecast for 9/30/2010
EBITDA (Forecast is a bridge from 2009 to 2010)	$105.4	$76.1
Gain on Convertible Debt	(29.3)
Severance Costs Incurred in 2009 (Not expected in 2010)		2.7
Estimated 2010 Payroll Cost Savings based on 2009 staff reductions		5.0
Additional cost savings from 2009, to be realized in 2010		9.0
Coal cleaning cost reductions and operational improvements		8.0
Adjusted and Forecasted EBITDA	$76.1	$100.8

The above analysis assumes no major changes in our end product markets and recognizes the improvements in 2010 based upon the cost savings actions taken by the Company in 2009. Although not included in our forecast, we believe there are additional opportunities for improved performance in 2010. Based on this analysis, we would forecast our 2010 EBITDA to be in the range of $95 million to $105 million.

For 2010, the following cash payments are expected: cash interest expense of $52 million; cash taxes of $2 million; and capital expenditures of $30 million. Based on the above calculation of EBITDA, free cash flow should be in the range of $11 million to $21 million.

Headwaters business is highly seasonal. Weather in October has had a negative impact on performance in the first month of fiscal 2010. We anticipate that all of Headwaters’ operating income will be generated in the June and September 2010 quarters.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 11, 2009, by dialing 800-642-1687 or 706-645-9291 and entering the passcode 38728825.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its building products, energy, and coal combustion products businesses, the Company earns a revenue stream that helps to provide the capital to fund growth of existing and new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2008	2009	2008	2009
Revenue:
Light building products	$119,399	$91,483	$457,008	$340,688
Heavy construction materials	92,325	81,213	313,373	260,934
Energy technology	23,348	14,915	116,023	65,054

Total revenue	235,072	187,611	886,404	666,676

Cost of revenue:
Light building products	88,676	65,488	337,315	258,809
Heavy construction materials	64,401	56,069	226,077	186,067
Energy technology	17,867	15,921	90,201	75,252

Total cost of revenue	170,944	137,478	653,593	520,128

Gross profit	64,128	50,133	232,811	146,548

Operating expenses:
Amortization	5,984	5,684	22,396	23,358
Research and development	3,548	2,308	14,996	9,774
Selling, general and administrative	33,022	28,129	143,300	115,902
Goodwill impairment	205,000	—	205,000	465,656

Total operating expenses	247,554	36,121	385,692	614,690

Operating income (loss)	(183,426)	14,012	(152,881)	(468,142)
Net interest expense	(6,194)	(11,803)	(23,801)	(39,027)
Other income (expense), net	(999)	(22,840)	6,499	7,082

Income (loss) before income taxes	(190,619)	(20,631)	(170,183)	(500,087)
Income tax benefit	6,533	937	503	84,537

Net income (loss)	$(184,086)	$(19,694)	$(169,680)	$(415,550)

Basic earnings (loss) per share	$(4.46)	$(0.40)	$(4.10)	$(9.59)

Diluted earnings (loss) per share	$(4.46)	$(0.40)	$(4.10)	$(9.59)

Weighted average shares outstanding — basic	41,268	48,728	41,357	43,337

Weighted average shares outstanding — diluted	41,268	48,728	41,357	43,337

Operating income (loss) by segment:
Light building products	$(197,946)	$6,504	$(186,530)	$(458,447)
Heavy construction materials	21,129	18,663	58,974	47,762
Energy technology	(2,394)	(5,896)	(6,798)	(41,281)
Corporate	(4,215)	(5,259)	(18,527)	(16,176)

Total	$(183,426)	$14,012	$(152,881)	$(468,142)

Reconciliation to adjusted amounts:
Net income (loss) as reported	$(184,086)	$(19,694)	$(169,680)	$(415,550)
Goodwill impairment, net of taxes	194,417	1,817	194,417	398,546

Net income (loss) adjusted for goodwill impairment	10,331	(17,877)	24,737	(17,004)

Section 45K and mortar/stucco operations, net of taxes	(2,996)	—	(20,294)	—
Inducement loss on conversion of debt to equity, net of taxes	—	13,861	—	13,861

Net income (loss) adjusted for goodwill impairment, Section 45K, mortar/stucco operations and inducement loss on conversion of debt to equity	$7,335	$(4,016)	$4,443	$(3,143)

Diluted earnings (loss) per share adjusted for goodwill impairment, Section 45K, mortar/stucco operations and inducement loss on conversion of debt to equity	$0.17	$(0.08)	$0.12	$(0.07)

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,
	2008	2009
Assets:
Current assets:
Cash and cash equivalents	$21,637	$15,934
Trade receivables, net	117,595	91,411
Inventories	53,068	38,729
Other	48,086	40,622

Total current assets	240,386	186,696
Property, plant and equipment, net	304,835	321,316
Intangible assets, net	226,168	203,632
Goodwill	582,111	115,999
Other assets	48,486	64,281

Total assets	$1,401,986	$891,924

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$27,688	$20,242
Accrued liabilities	88,041	68,013
Current portion of long-term debt	—	25,000

Total current liabilities	115,729	113,255
Long-term debt	532,500	431,342
Income taxes	105,467	27,330
Other long-term liabilities	16,738	15,566

Total liabilities	770,434	587,493

Stockholders’ equity:
Common stock - par value	42	60
Capital in excess of par value	509,977	592,860
Retained earnings (accumulated deficit)	130,394	(285,156)
Other	(8,861)	(3,333)

Total stockholders’ equity	631,552	304,431

Total liabilities and stockholders’ equity	$1,401,986	$891,924